Exhibit 99
Investor Relations Contact:	Media Contact:
Jennifer Larson	Dave DeCecco
(617) 368-5152	(914) 261-6572
jennifer.larson@bostonbeer.com	dave.dececco@bostonbeer.com

BOSTON BEER REPORTS

SECOND QUARTER FINANCIAL RESULTS

BOSTON (July 25, 2024) -- The Boston Beer Company, Inc. (NYSE: SAM), today reported financial results for the second quarter ended June 29, 2024. Key results were:

Second Quarter 2024 Summary:

•
Depletions decreased 4% and shipments decreased 6.4%
•
Net revenue of $579.1 million decreased 4.0%
•
Gross margin of 46.0% up 60 basis points year over year
•
Net income of $52.3 million, a decrease of $5.7 million or 9.8%
•
Diluted income per share of $4.39

Year-to-date 2024 Summary:

•
Depletions decreased 2% and shipments decreased 3.4%
•
Net revenue of $1.005 billion decreased 0.8%
•
Gross margin of 45.0% up 260 basis points year over year
•
Net income of $64.9 million, an increase of $15.9 million or 32.3%
•
Diluted income per share of $5.41

Capital Structure

•
Ended the first quarter with $219.3 million in cash and no debt
•
Repurchased $127.0 million in shares from January 2, 2024 to July 19, 2024

“Our gross margin improvement initiatives continue to take hold, with gross margin expanding over 250 basis points year-to-date, and strong cash flow generation,” said Chairman and Founder Jim Koch. “Depletions were soft in April, but improved as we moved through the quarter. While the industry environment remains dynamic, we are seeing early signs of progress on innovation and will use our strong balance sheet to invest in our brands while returning cash to shareholders.”

“I’m pleased to have completed my first quarter as Boston Beer’s CEO and believe there are many areas of opportunity ahead for the company,” said President and CEO Michael Spillane. “We are revising our volume guidance to reflect softer category performance in the second quarter and timing of product launches, while maintaining our EPS guidance supported by progress on our transformation efforts. Our entire organization will be focused on optimizing all aspects of execution and launching accretive innovation to provide the foundation for a future return to growth.”

Details of the results were as follows:

Second Quarter 2024 (13 weeks ended June 29, 2024) Summary of Results

Depletions for the second quarter decreased 4% from the prior year. Shipment volume for the quarter was approximately 2.2 million barrels, a 6.4% decrease from the prior year, primarily due to declines in Truly Hard Seltzer that were only partially offset by growth in the Company’s Twisted Tea brand and its newly launched Sun Cruiser brand.

The Company believes distributor inventory as of June 29, 2024 averaged approximately three and one half weeks on hand compared to our target wholesaler inventory levels of four to five weeks for our peak summer season. These lower than target wholesaler inventory levels were the result of not fully shipping into improving demand in the latter weeks of June. The Company is working to ensure shipments in July and August build inventories at wholesalers back to target levels.

Revenue for the quarter decreased 4.0% due to lower volumes, partially offset by pricing and lower returns.

Gross margin of 46.0% increased 60 basis points from the 45.4% margin realized in the prior year. Gross margin primarily benefited from price increases, procurement savings and lower returns, which more than offset higher brewery processing costs per barrel due to lower volumes and increased inflationary costs.

The second quarter gross margin of 46.0% includes $3.0 million of shortfall fees, which negatively impacted gross margin by approximately 50 basis points on an absolute basis, and a non-cash expense of third-party production pre-payments of $6.2 million that negatively impacted gross margins by approximately 110 basis points on an absolute basis.

Advertising, promotional and selling expenses for the second quarter of 2024 decreased $5.1 million or 3.4% from the second quarter of 2023, due to decreased freight to distributors of $2.8 million from lower rates and lower volumes. Brand and selling costs decreased $2.3 million, primarily due to lower brand media spend.

General and administrative expenses increased by $3.1 million or 7.0% from the second quarter of 2023, primarily due to inflation in salaries and benefits costs.

The Company’s effective tax rate for the second quarter of 28.6% compared to 27.5% in the prior year. The increased effective tax rate is due to an increase in non-deductible stock compensation expense in the second quarter of 2024 compared to the second quarter of 2023.

Year-to-date 2024 (26 weeks ended June 29, 2024) Summary of Results

Net revenue year-to-date of $1.005 billion decreased 0.8% compared to year-to-date 2023.

Depletions year-to-date decreased 2% from the prior year. Shipment volume year-to-date was approximately 3.8 million barrels, a 3.4% decrease from the prior year, primarily due to declines in Truly Hard Seltzer that were only partially offset by growth in Twisted Tea brand and its newly launched Sun Cruiser brand.

Gross margin year-to-date of 45.0% increased from the 42.4% margin realized in year-to-date 2023, or an increase of 260 basis points year over year. Gross margin primarily benefited from price increases, procurement savings, lower returns and inventory obsolescence costs and a non-recurring payment in the prior year to a third-party contract brewery, partially offset by higher brewery processing costs per barrel due to lower volumes and increased inflationary costs.

The year-to-date gross margin of 45.0% includes $4.0 million of shortfall fees, which negatively impacted gross margin by approximately 40 basis points on an absolute basis and a non-cash expense of third-party production pre-payments of $10.4 million that negatively impacted gross margins by approximately 100 basis points on an absolute basis.

Advertising, promotional and selling expenses year-to-date decreased $10.3 million or 3.7% from year-to-date 2023, primarily due to decreased freight to distributors of $6.4 million from lower rates and volumes. Brand and selling costs decreased $3.9 million, primarily due to lower brand media spend partially offset by inflation in salaries and benefits costs.

General and administrative expenses year-to-date increased by $9.8 million or 11.1% from year-to-date 2023, primarily due to higher salaries and benefits costs resulting from Chief Executive Officer transition costs recorded in the first quarter and inflation costs.

The Company’s effective tax rate year-to-date was 29.5% compared to 27.5% year-to-date 2023. The increased effective tax rate is due to an increase in non-deductible stock compensation expense in year-to-date 2024 compared to year-to-date 2023.

Net income year-to-date of $64.9 million or $5.41 per share, represented an increase of $15.9 million or $1.43 per diluted share compared to year-to-date 2023. This increase between periods was primarily driven by higher gross margins, partially offset by lower revenue.

The Company expects that its June 29, 2024 cash balance of $219.3 million, together with its projected future operating cash flows and the unused balance on its $150.0 million line of credit, will be sufficient to fund future cash requirements.

During the 26-week period ended June 29, 2024 and the period from July 1, 2024 through July 19, 2024, the Company repurchased shares of its Class A Common Stock in the amounts of $113.0 million and $14.0 million, respectively, for a total of $127.0 million year to date. As of July 19, 2024, the Company had approximately $140 million remaining on the $1.2 billion share buyback expenditure limit set by the Board of Directors.

Depletions Estimate

Year-to-date depletions through the 29-week period ended July 20, 2024 are estimated by the Company to have decreased approximately 2% from the comparable period in 2023.

Full-Year 2024 Projections

The Company has updated its full year guidance. The Company’s actual 2024 results could vary significantly from the current projection and are highly sensitive to changes in volume projections and supply chain performance as well as inflationary impacts.

Full Year 2024	Current Guidance	Prior Guidance
Depletions and Shipments Percentage Change	Down low single digit to zero	Down low single digit to up low single digit
Price Increases	1% to 2%	1% to 2%
Gross Margin	43% to 45%	43% to 45%
Advertising, Promotion, and Selling Expense Year Over Year Change ($ million)	($5) to $15	($5) to $15
Effective Tax Rate	28.5%	28.5%
GAAP EPS	$7.00 to $11.00	$7.00 to $11.00
Capital Spending ($ million)	$90 to $110	$90 to $110

Underlying the Company's current 2024 projections are the following full-year estimates and targets:

•
The advertising, selling and promotional expense projection does not include any changes in freight costs for the shipment of products to the Company’s distributors
•
During full year 2024, the Company estimates shortfall fees will negatively impact gross margin by 50 to 75 basis points and the non-cash expense of third-party production pre-payments will negatively impact gross margins by 85 to 110 basis points
•
The Company’s business is seasonal, with the first quarter and fourth quarter being lower volume quarters and the fourth quarter typically the lowest absolute gross margin rate of the year

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the year ended December 30, 2023 and subsequent reports filed by the Company with the SEC on Forms 10-Q and 8-K. Copies of these documents are available from the SEC and may be found on the Company’s website, www.bostonbeer.com. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

About the Company

The Boston Beer Company, Inc. (NYSE: SAM) began brewing Samuel Adams beer in 1984 and has since grown to become one of the largest and most respected craft brewers in the United States. We consistently offer the highest-quality products to our drinkers, and we apply what we’ve learned from making great-tasting craft beer to making great-tasting and innovative “beyond beer” products. Boston Beer Company has pioneered not only craft beer but also hard cider, hard seltzer and hard tea. Our core brands include household names like Angry Orchard Hard Cider, Dogfish Head, Truly Hard Seltzer, Twisted Tea Hard Iced Tea, and Samuel Adams. We have taprooms and hospitality locations in California, Delaware, Massachusetts, New York and Ohio. For more information, please visit our website at www.bostonbeer.com, which includes links to our respective brand websites.

Thursday, July 25, 2024

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share data)
	(unaudited)
	Thirteen weeks ended		Twenty-six weeks ended
	June 29, 2024	July 1, 2023	June 29, 2024	July 1, 2023
Revenue	$614,216	$641,333	$1,066,423	$1,076,489
Less excise taxes	35,118	38,029	61,274	63,185
Net revenue	579,098	603,304	1,005,149	1,013,304
Cost of goods sold	312,640	329,141	552,343	583,479
Gross profit	266,458	274,163	452,806	429,825
Operating expenses:
Advertising, promotional, and selling expenses	144,224	149,362	264,499	274,790
General and administrative expenses	48,024	44,899	98,408	88,593
Impairment of brewery assets	3,395	1,532	3,731	2,016
Total operating expenses	195,643	195,793	366,638	365,399
Operating income	70,815	78,370	86,168	64,426
Other income:
Interest income	2,946	1,855	6,439	3,499
Other expense	(440)	(122)	(478)	(224)
Total other income	2,506	1,733	5,961	3,275
Income before income tax provision	73,321	80,103	92,129	67,701
Income tax provision	20,982	22,068	27,193	18,622
Net income	$52,339	$58,035	$64,936	$49,079
Net income per common share – basic	$4.40	$4.73	$5.42	$3.99
Net income per common share – diluted	$4.39	$4.72	$5.41	$3.98
Weighted-average number of common shares – basic	11,898	12,268	11,976	12,288
Weighted-average number of common shares – diluted	11,888	12,276	11,971	12,304
Net income	$52,339	$58,035	$64,936	$49,079
Other comprehensive income:
Foreign currency translation adjustment	(59)	126	(221)	144
Total other comprehensive income	(59)	126	(221)	144
Comprehensive income	$52,280	$58,161	$64,715	$49,223

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
	(unaudited)
	June 29, 2024	December 30, 2023
Assets
Current Assets:
Cash and cash equivalents	$219,295	$298,491
Accounts receivable	125,452	66,997
Inventories	152,296	115,773
Prepaid expenses and other current assets	28,046	20,538
Income tax receivable	1,160	1,711
Total current assets	526,249	503,510
Property, plant, and equipment, net	626,860	642,509
Operating right-of-use assets	31,711	35,559
Goodwill	112,529	112,529
Intangible assets, net	59,517	59,644
Third-party production prepayments	24,278	33,581
Note receivable	18,890	—
Other assets	35,412	42,661
Total assets	$1,435,446	$1,429,993
Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$114,989	$87,245
Accrued expenses and other current liabilities	147,477	126,930
Current operating lease liabilities	7,481	9,113
Total current liabilities	269,947	223,288
Deferred income taxes, net	85,908	85,721
Non-current operating lease liabilities	32,981	36,161
Other liabilities	6,075	6,894
Total liabilities	394,911	352,064
Stockholders' Equity:
Class A Common Stock, $0.01 par value; 22,700,000 shares authorized; 9,695,415 and 10,033,303 issued and outstanding as of June 29, 2024 and December 30, 2023 respectively	97	100
Class B Common Stock, $0.01 par value; 4,200,000 shares authorized; 2,068,000 issued and outstanding at June 29, 2024 and December 30, 2023	21	21
Additional paid-in capital	668,089	656,297
Accumulated other comprehensive loss	(278)	(57)
Retained earnings	372,606	421,568
Total stockholders' equity	1,040,535	1,077,929
Total liabilities and stockholders' equity	$1,435,446	$1,429,993

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	(unaudited)
	Twenty-six weeks ended
	June 29, 2024	July 1, 2023
Cash flows provided by operating activities:
Net income	$64,936	$49,079
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	46,983	43,602
Impairment of brewery assets	3,731	2,016
Gain on sale of property, plant, and equipment	(22)	(195)
Change in right-of-use assets	3,608	3,844
Stock-based compensation expense	11,008	8,266
Deferred income taxes	187	(1,177)
Other non-cash expense (income)	296	(88)
Changes in operating assets and liabilities:
Accounts receivable	(58,751)	(60,307)
Inventories	(31,566)	(9,376)
Prepaid expenses, income tax receivable, and other assets	(6,977)	1,041
Third-party production prepayments	9,303	14,512
Other assets	3,390	(5,995)
Accounts payable	29,487	38,872
Accrued expenses and other liabilities	20,045	21,354
Operating lease liabilities	(4,542)	(4,311)
Net cash provided by operating activities	91,116	101,137
Cash flows used in investing activities:
Cash paid for note receivable	(20,000)	—
Purchases of property, plant, and equipment	(36,090)	(34,809)
Proceeds from disposal of property, plant, and equipment	23	195
Net cash used in investing activities	(56,067)	(34,614)
Cash flows used in financing activities:
Repurchases and retirement of Class A common stock	(112,958)	(45,887)
Proceeds from exercise of stock options and sale of investment shares	2,179	9,466
Cash paid on finance leases	(1,062)	(797)
Payment of tax withholding on stock-based payment awards and investment shares	(2,404)	(2,110)
Net cash used in financing activities	(114,245)	(39,328)
Change in cash and cash equivalents	(79,196)	27,195
Cash and cash equivalents at beginning of period	298,491	180,560
Cash and cash equivalents at end of period	$219,295	$207,755

Copies of The Boston Beer Company's press releases, including quarterly financial results, are available on the Internet at www.bostonbeer.com